EXHIBIT 99.4

HUIDONG EXPLORATION LICENSE SUCCESSFULLY TRANSFERRED TO
MAGNUS INTERNATIONAL RESOURCES' JOINT VENTURE COMPANY, YUNNAN
LONG TENG MINING LTD.

Las Vegas, Nevada – August 3, 2005 - Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) is pleased to announce that the gold and copper exploration license for its Huidong property has been successfully transferred to Yunnan Long Teng Mining Ltd. (“Long Teng Mining”), its sino-foreign joint venture company with Team 209 of the Nuclear Industry of Yunnan Province, People's Republic of China (“Team 209”).  The transfer was given final approval by the Chinese government on July 27, 2005.

On July 6, 2004, the Company signed a formal cooperative joint venture contract (“JV Agreement”) with Team 209 to form a new cooperative joint venture company, Long Teng Mining, to carry out mineral exploration and development in an 83.29 square kilometer area of Huidong County in Sichuan Province.  The operations of the joint venture company are managed under the control of Magnus, which is to contribute $5,000,000 as an equity investment into Long Teng Mining over the next 3-5 years. Under the JV Agreement, Team 209 was responsible for transferring gold and copper exploration permits for the Property to the joint venture company, and upon full capital contributions by the Company and the transfer of the exploration permits by Team 209, the Company is to own a 90% interest in Long Teng Mining while Team 209 maintains a 10% interest.

The JV agreement also stipulates that the Company is required to provide Team 209 with the equivalent of $500,000 in shares of its common stock within 15 days after the Chinese government approval of the issuance of the Yunnan Long Teng Mining Ltd. business license, and the transfer of the exploration permit for Huidong from Team 209 to Long Teng Mining.  On September 29, 2004, the JV Agreement was approved by the Chinese Government and the business license for Yunnan Long Teng Mining Ltd. was issued.  With the recent additional approval of the exploration permit transfer, the $500,000 in restricted common shares of Magnus will now be issued to Team 209 based on the current market price of such shares.

Magnus’ Long Teng JV company has applied to the Sichuan government for exploration rights to three adjacent properties to its Huidong property to the north, west, and south of the boundaries of Magnus’ current Huidong concession.

MAGNUS' HUIDONG CONCESSION AND SOUTHWESTERN RESOURCES' BOKA GOLD PROJECT: THE HUIDONG-BOKA DISTRICT

Magnus and Team 209 have a joint venture agreement to jointly explore an area of 83.29 square km at Huidong with the near-term possibility of increasing the joint venture area significantly through the acquisition of exploration rights to the three adjoining properties.

Huidong is a gold-copper prospect in Sichuan Province northwest of, and on trend with, Southwestern Resources' Boka gold project in Yunnan Province.

Southwestern Resources has recently reported a current combined indicated and inferred resource at the Boka project of over 5 million ounces of gold. This significant, newly discovered resource is expected to increase in size and grade as Southwestern continues with expansion and infill drilling.  A preliminary assessment and engineering scoping study was recently completed on the first two zones of the Boka gold system by Hatch Limited, a worldwide engineering firm with extensive experience in China.  The study adopted a conservative approach to ore estimation using protocols and procedures in compliance with national instrument 43-101 reporting in Canada.  The Hatch study considers the Boka Project to be one of the significant gold discoveries of recent years. Furthermore, capital and operating costs for mining operations in this part of China are reported to be low. The complete study is available at Southwestern's website at www.swgold.com.

ABOUT MAGNUS INTERNATIONAL RESOURCES, INC.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties, focusing primarily on gold and copper properties in China.  Under a joint venture agreement with Yunnan Province Nuclear Industry Brigade 209 ("Team 209"), Magnus retains a 90% interest in the Huidong property through its joint venture company, Long Teng Mining Ltd.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.